THELEN REID & PRIEST LLP
                                                                Attorneys at Law
                                                        ------------------------

                                                                875 Third Avenue
                                                         New York, NY 10022-6225

                                                               Tel. 212.603.2000
                                                               Fax  212.603.2001

                                                              www.thelenreid.com




                                                             Exhibits 5(b) and 8



                                                      October 31, 2003


TXU Corp.
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-3 to be filed by TXU Corp. (the "Company") on or about the date hereof (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale by certain selling securityholders of (i) up to $525,500,000 aggregate principal amount of the Company's Floating Rate Convertible Senior Notes due 2033 (the "Notes"), issued under the Company's Indenture (for Unsecured Debt Securities Series N), dated as of July 1, 2003, to The Bank of New York, as trustee ("Trustee"), as supplemented by an Officer's Certificate, dated July 15, 2003 (said Indenture, as supplemented by said Officer's Certificate, being hereinafter referred to as the "Indenture"), and
(ii) up to 15,202,137 shares of the Company's common stock, without par value, initially issuable upon conversion of the Notes (the "Shares"), and the attached rights to purchase Series A Preference Stock ("Rights"). In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

         2. The Notes constitute valid and legally binding obligations of the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, fraudulent transfer, moratorium and other laws affecting the rights and remedies of creditors generally and general principles of equity (whether considered in a proceeding in equity or at law).

         3. The Shares issuable upon conversion of the Notes have been duly authorized and reserved for issuance and, when issued in accordance with the provisions of the Indenture and duly countersigned and registered by the transfer agent and registrar therefor, will be duly and validly issued, fully paid and non-assessable.

TXU Corp.
October 31, 2003
Page 2


         4. The Rights, when issued in accordance with the provisions of the Company's Rights Agreement, dated as of February 19, 1999 ("Rights Agreement"), will be validly issued subject to the terms of the Rights Agreement.

         We are further of the opinion that, insofar as it relates to matters of law or legal conclusions, the summary contained in the Registration Statement of the material United States federal income tax consequences of the ownership and disposition of the Notes and the Shares is accurate in all material respects as of the date hereof.

         The opinion set forth in paragraph 4 above with respect to the Rights is limited to the valid issuance of the Rights under the terms of the Rights Agreement and the corporation laws of the State of Texas. In this connection, we have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations related to the adoption of the Rights Agreement or the issuance of the Rights, or the enforceability of any particular provisions of the Rights Agreement.

         This opinion is limited to the laws of the States of New York and Texas and the federal laws of the United States of America. As to all matters of Texas law, we have, with your consent, relied upon the opinion of even date herewith addressed to you by Hunton & Williams LLP, Dallas, Texas, counsel for the Company, which is being filed as an exhibit to the Registration Statement.

         We hereby consent to the use of our name in the aforementioned Registration Statement and to the use of this opinion as an exhibit thereto.

                                           Very truly yours,

                                           /s/ Thelen Reid & Priest LLP

                                           THELEN REID & PRIEST LLP